Exhibit 99.1

NEWS RELEASE
Contact:	Donald P. Hileman
President and CEO
First Defiance Financial Corp.
(419) 782-5104
fdef@first-fed.com

Sherran Blair
Chairman, President and CEO
First Community Bank
(614) 239-4600
sblair@firstcommunitybank.com

First Defiance Financial Corp. to Acquire First Community Bank, Enter Columbus Market

•	Acquisition adds $90.5 million in deposits and $65.4 million in loans

•	First Defiance expands market area into Columbus metro area; branches will be re-branded under First Federal Bank of the Midwest

•	Immediately accretive to 2014 diluted earnings per share, excluding restructuring charges.

•	Transaction is expected to close by the end of the third quarter 2014.

DEFIANCE, Ohio, February 18, 2014-- First Defiance Financial Corp. (Defiance, OH; NASDAQ: FDEF), the holding company for First Federal Bank of the Midwest, announced today the signing of a definitive agreement to acquire Columbus, Ohio-based First Community Bank. Under the merger agreement, First Federal will acquire First Community Bank in a cash transaction in which First Community will merge with and into First Federal .

First Community Bank operates four branches in the Columbus, Ohio market and was founded in 1903. At December 31, 2013, First Community had assets of $101.4 million, loans of $65.4 million, deposits of $90.5 million and common equity of $10.6 million.

Under the terms of the merger agreement, First Federal will pay $12.9 million in cash for all outstanding shares of First Community Bank, subject to certain adjustment factors. The transaction has been unanimously approved by the board of directors of both parties. The transaction is expected to be completed by the end of the third quarter 2014, subject to regulatory approvals and other customary closing conditions. First Defiance expects the transaction to be immediately accretive to 2014 diluted earnings per share, excluding restructuring charges.

"We are excited to announce our expansion into the Columbus market with the acquisition of First Community Bank. We believe that First Community’s ‘customer and community first’ philosophy is a great match with First Defiance’s culture. We also believe First Community’s customers will receive the same superior customer service they have become accustomed to, while benefiting from a broader array of products and services, such as insurance and wealth management, as well as a greater variety of loan and deposit products,” stated Donald P. Hileman, President and CEO of First Defiance Financial Corp.

Sherran Blair, Chairman, President and CEO of First Community, also noted, “We are very happy to partner with such a quality community bank. First Defiance has been serving its local communities for over 90 years and they share our vision and community banking philosophies. First Community has been owned by my family for generations and I am very pleased to see the bank’s legacy continue as part of such a strong company.”

First Defiance Financial Corp. was advised by Austin Associates, LLC and the law firm Vorys, Sater, Seymour and Pease LLP. First Community Bank was advised by Boenning & Scattergood, Inc. and the law firm Vorys, Sater, Seymour and Pease LLP.

###

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance Group. First Federal operates 32 full service branches and 42 ATM locations in northwest Ohio, southeast Michigan and northeast Indiana. First Insurance Group is a full-service insurance agency with five offices throughout northwest Ohio. For more information, visit the company’s Web site at www.fdef.com.

About First Community Bank

First Community Bank is a four-branch community bank founded in 1903 and headquartered in Columbus, Ohio.

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: changes in economic conditions, the nature, extent and timing of governmental actions and reforms, future movements of interest rates, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a changing interest rate environment, the ability to sustain credit quality ratios at current or improved levels, the ability to sell real estate owned properties, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012. One or more of these factors have affected or could in the future affect the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.